Exhibit 32.1

Certification*

In connection with the Quarterly Report of Cleveland BioLabs, Inc., (the “Company”), on Form 10-Q for the quarter ending March 31, 2009 as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”) pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Michael Fonstein, Chief Executive Officer of the Company, and John A. Marhofer, Jr., Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1. The Periodic Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Date: May 14, 2009	By:	/s/ Michael Fonstein
Michael Fonstein Chief Executive Officer (Principal Executive Officer)

Date: May 14, 2009	By:	/s/ John A. Marhofer, Jr.
John A. Marhofer, Jr. Chief Financial Officer (Principal Financial Officer)

This certification accompanies the Periodic Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Cleveland BioLabs, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.